Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586

CONGOLEUM CORPORATION REPORTS YEAR END RESULTS

MERCERVILLE, NJ, March 11, 2010 – Congoleum Corporation (OTC: CGMCQ) today reported its financial results for the fourth quarter ended December 31, 2009.  Sales for the three months ended December 31, 2009 were $28.1 million, compared with sales of $31.7 million reported in the fourth quarter of 2008, a decrease of 11.3%. During the fourth quarter of 2009, Congoleum recorded a charge of $5.2 million based on a revised estimate of the timing and cost to complete its reorganization in 2010.  The net loss for the fourth quarter of 2009 after this charge was $8.2 million, compared with a net loss of $6.4 million in the fourth quarter of 2008. The net loss per share was $0.99 in the fourth quarter of 2009 compared with a net loss of $0.77 per share in the fourth quarter of 2008.

Sales for the year ended December 31, 2009 were $134.9 million, compared with sales of $172.6 million in 2008.  The net loss for the year ended December 31, 2009 was $15.2 million, or $1.83 per share, versus a net loss of $14.6 million, or $1.77 per share, in 2008. The net loss for 2008 included an $11.5 million charge taken during the third quarter of 2008 to increase reserves for estimated legal and related expenses in connection with the reorganization proceedings.

Roger S. Marcus, Chairman of the Board, commented “While our end markets remained weak in the fourth quarter of 2009, several additional factors contributed to our loss.  First, we took a charge of $5.2 million for what we expect the remaining costs will be to complete our reorganization in 2010.  Second, distributor inventory reductions cost us about $1.2 million in lost margin and contribution to fixed manufacturing overhead.  Finally, the fourth quarter was burdened with an additional $1.5 million in pension expense due to depressed asset values at the end of 2008.  Without these negative factors, we would have essentially broken even for the quarter despite the poor economy. ”

“2009 was an extraordinarily challenging year due to the economic and credit climate.  Demand for our products fell sharply in all our markets-new construction, remodel, and especially manufactured housing.  We made the difficult but necessary major adjustments to our workforce and spending in the first quarter of 2009 to bring our cost structure into better alignment with market conditions.  While our loss for the year was significant, it was greatly mitigated by the steps we took.  Generating cash was a focus throughout the year, and we ended 2009 with $16.1 million in unrestricted funds, up $1 million from the year before and providing us necessary financial flexibility heading into 2010.  The dedication of our employees through this difficult period has been exceptional.”

“Our business plan for 2010 was conservatively developed on the assumption that economic conditions will not improve this year and that our success will depend on bringing out new products.  Toward that end, we introduced a major new product line in the fourth quarter of 2009, another in the first quarter of 2010, and have a third that will be introduced during the second quarter of 2010.  We believe these introductions will help generate incremental sales in 2010 despite a lackluster economy.  While keeping our expenses under tight rein, we have and will continue to bring exciting and innovative new products to the marketplace.  We also anticipate some relief on the increased pension expense we experienced in 2009, as the recovery in asset values should reduce the 2010 expense level by $1.7 million versus 2009.  In addition, we do not expect further inventory reductions to hurt our 2010 production efficiencies as happened in 2009.  Even without any recovery in the economy, I expect we will see significantly improved operating results in 2010 versus 2009.”

Mr. Marcus concluded by saying “As recently reported, our reorganization efforts are moving ahead quickly, and the court has presently scheduled a confirmation hearing to commence May 25, 2010.  Having settled our long running litigation with substantially all of the insurance carriers who have been the major opponents to previous efforts, we expect a much smoother road ahead to confirmation.  I am optimistic that we will see our plan confirmed in the second quarter of 2010 and that we can emerge reasonably promptly thereafter.  Putting the bankruptcy behind us in 2010 will be a major step forward.”

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century.

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend,” "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements.

Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this press release speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments, (ii) the availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for the Company for asbestos-related claims, (iii) the costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (iv) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (v) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (vi) the response from time to time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (vii) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and to obtain exit financing sufficient to provide it with funding that may be needed for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (viii) timely obtaining sufficient creditor and court approval of any reorganization plan pursued by Congoleum (including the results of any relevant appeals), (ix) compliance with the United States Bankruptcy Code, including Section 524(g), (x) costs of, developments in, and the outcome of insurance coverage litigation pending in New Jersey state court involving Congoleum and certain insurers, (xi) the possible adoption of another party's plan of reorganization which may prove to be unfeasible, (xii) increases in raw material and energy prices or disruption in supply, (xiii) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xiv) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xv) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq and Afghanistan and from the tightening of credit availability, (xvi) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xvii) product warranty costs, (xviii) changes in distributors of Congoleum's products, and (xix) Congoleum’s interests may not be the same as its controlling shareholder, American Biltrite Inc.  In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of a plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. In the event that the modified plan is confirmed and becomes effective holders of existing common shares of Congoleum will receive nothing on account of their interests and their shares will be cancelled.  Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2008 and subsequent filings made by Congoleum with the Securities and Exchange Commission.

CONGOLEUM CORPORATION
RESULTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net Sales	$28,102	$31,696	$134,917	$172,644
Cost of Sales	23,546	30,166	114,236	142,032
Selling, General & Administrative Expenses	7,236	9,259	30,143	35,397

Asbestos Related Reorganization Charges	5,244	--	5,244	11,491

Loss from Operations	(7,924)	(7,729)	(14,706)	(16,276)

Interest (Expense) Income,(net)	(30)	(144)	(227)	857
Other Expense	(146)	(179)	(96)	(970)
Net Loss before Income Taxes	(8,100)	(8,052)	(15,029)	(16,389)
Provision/(Benefit) for Income Taxes	90	(1,665)	140	(1,768)
Net Loss	$(8,190)	$(6,387)	$(15,169)	$(14,621)

Net Loss Per Share, Basic & Diluted	$(0.99)	$(0.77)	$(1.83)	$(1.77)

Weighted Average Number of Common Shares Outstanding – Basic & Diluted	8,272	8,272	8,272	8,272
ADDITIONAL FINANCIAL INFORMATION:
Capital Expenditures	$387	$1,845	$2,314	$4,591
Depreciation and Amortization	$2,342	$2,457	$9,584	$10,238

CONDENSED BALANCE SHEET

(In thousands, except per share amounts)
(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS:
Cash and cash equivalents	$16,065	$15,077
Restricted cash	31,580	29,680
Accounts & notes receivable, net	11,699	13,789
Inventory	28,883	35,814
Other current assets	3,868	3,922
Total current assets	92,095	98,282

Property, plant & equipment (net)	49,250	56,520
Other assets (net)	22,331	17,065
Total assets	$163,676	$171,867

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable, accrued expenses & deferred income taxes	$85,110	$80,924
Revolving credit loan – secured debt	14,180	13,994
Liabilities subject to compromise - current	4,997	4,997
Total current liabilities	104,287	99,915

Liabilities subject to compromise	149,671	161,503
Long term debt	--	--
Other liabilities	--	--
Total liabilities	253,958	261,418

Stockholders’ equity (deficit)	(90,282)	(89,551)

Total liabilities & stockholders’ equity	$163,676	$171,867

ADDITIONAL FINANCIAL INFORMATION:
Working Capital	$(12,192)	$(1,633)
Current Ratio	0.9	1.0